Exhibit 10.1

CONSULTING AGREEMENT
AMENDED
February 10, 2009

This Consulting Agreement ("Agreement") is effective as of January 1, 2009 (the “Effective” Date”)

Between	Infrastructure Materials Corp. (IMC)
1135 Terminal Way, Suite 207B,
Reno NV 89502
Fax 866-786-6415
Email info@infrastructurematerialscorp.com
(herein called the “Company”)

And	Scott Koyich
411 Clearwater Landing
Calgary, AB T3Z 3T8
Fax 403-244-1238
Email skoyich@dskconsulting.ca
(herein called the “Consultant”)

WHEREAS, the original Agreement referred to the 300,000 options being granted on December 11, 2008.  This Amendment alters the date of the granting of the Options to the Effective Date of the Agreement. All other terms remain the same;

WHEREAS, the Company wishes to engage the Consultant to provide the services as set out in this agreement (the “Agreement”) and the Consultant wishes to provide such services.

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

1.  Engagement of Consultant.  The Company hereby engages and retains Consultant to render to the Company the consulting services (the “Consulting Services”) described in paragraph 2 hereof  for the period commencing on the Effective Date of this Agreement and ending six months thereafter (the "Consulting Period").  The Effective Date of this Agreement shall be the date first written above.

2. Description of Consulting Services.  The Consulting Services rendered by Consultant hereunder shall consist of consultations with management of the Company, as such management may from time to time require during the consulting period.  Such consultation with management shall be with respect to financial public relations, business promotion, business growth and development, including introductions of the Company’s Management to fund managers, brokerage firms and investors.  The Consulting Services may include the Company's relationship with the financial community and its securities holders, the preparation and distribution of periodic reports and news releases to keep existing shareholders informed about the Company’s activities, maintaining regular communications with stockholders and brokers, and such other matters as may be agreed upon between the Company and Consultant.  The Consultant shall cooperate with the Company in maintaining the Company’s data base to ensure all interested parties receive all information released by the Company and if requested the Company shall provide the Consultant with access to its data base.

3.  Extent of Consulting Services.   The Company agrees that, during reasonable periods of time prior to and during which the Company is deemed to be in the process of raising capital and/or offering securities, as defined under the Securities Act, the Consultant will suspend its consulting services to the extent such consulting services may affect the market price of the Company’s securities.

4. Compensation for Consulting Services.   The Company shall pay the Consultant for the Consulting Services, $5,000 US per month (the “Compensation”) during the term of this Agreement.

In addition the Company shall grant the Consultant an Option to acquire 300,000 common shares of the Company at the closing price of the common shares traded on the OTC BB on January 1, 2009.  Said Option to vest at the rate of 50,000 shares per month, commencing in the month of the Effective Date of this Agreement.  The options shall expire on January 1, 2014.  In the event of termination of this Agreement prior to the end of the Consulting Period the Consultant shall only be entitled to exercise the vested portion of the options.

5. Termination of Relationship.  This Agreement shall, unless sooner terminated as provided herein below, continue for the duration of the Consulting Period as defined in paragraph 1 herein above. Such term shall be renewed upon mutual agreement of the parties in writing.  The Consultant or the Company may terminate this Agreement with or without cause upon thirty (30) days written notice to the other party.
In the event of Termination, Consultant shall be entitled to options earned prior to the termination of this Agreement.  Further, in the event of Termination prior to the end of the Consulting Period, the options that vest through such 30 day notice period, if any, are deemed vested.

6. Representations of Consultant.  Consultant represents and warrants to the Company that Consultant is familiar with United States securities laws and regulations that relate to the services to be provided hereunder.  Consultant agrees that he shall carry out the services contemplated herein in conformance with such laws and regulations.

7. Miscellaneous.
A. Notices. Any notice or other communication required or permitted by any provision of this Agreement shall be in writing and shall be deemed to have been given or served for all purposes if, delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, addressed to the parties at the addresses first set forth above five days after mailing or if sent by Fax or Email on the date sent.

B. Entire Agreement.  This Agreement constitutes the entire agreement between the parties relating to the subject matter of this Agreement and supersedes all prior discussions between the parties.  There are no terms, obligations, covenants, express or implied warranties, representations, statements or conditions other than those set forth in this Agreement.  No variations or modification of this Agreement or waiver of any of its terms or provisions shall be valid unless in writing and signed by both parties.

C. Amendment. This Agreement shall not be modified or amended except by written agreement of the parties hereto.

D. Governing Law. Each of the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, USA.

E. Delay. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

F. Severability. Should any part of the Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.  Should any material term of this Agreement be in conflict any laws or regulations, the parties shall in good faith attempt to negotiate a lawful modification of this Agreement which will preserve, to the greatest extent possible, the original expectation of the parties.

G.  Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party.  Such facsimile copies shall constitute enforceable original documents.

In Witness whereof, the undersigned parties hereto have executed this Agreement to be effective as of the date first written above.

Infrastructure Materials Corp.

By:

CONSULTANT

Scott Koyich